Exhibit 1

Oi S.A. – In Judicial Reorganization

CORPORATE TAXPAYER’S ID (CNPJ/MF) No. 76.535.764/0001-43

COMPANY REGISTRY (NIRE) No. 33.30029520-8

PUBLICLY-HELD COMPANY

MINUTES OF THE ORDINARY GENERAL SHAREHOLDERS’ MEETING

Minutes of the Ordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on April 30, 2018, drawn-up in summary form, as permitted under Paragraph 1 of Article 20 of the Bylaws:

1.         Date, time and place: On April 30, 2018, at 11:00 a.m., at the headquarters of Oi S.A. – In Judicial Reorganization (“Company”), at Rua do Lavradio, 71, Center District, in the City of Rio de Janeiro, Rio de Janeiro State.

2.         Agenda: (i) To review the management accounts for the fiscal period ended December 31, 2017; (ii) To determine the annual global compensation budget of the Company’s Management and members of the Fiscal Council; and (iii) To elect the members of the Fiscal Council and relevant alternates.

3.         Call Notice: Call Notice published in the Official Gazette of Rio de Janeiro State, Part V, issues dated April 2, 2018, page 22; April 4, 2018, page 6; and April 5, 2018, page 20; and in the newspaper Jornal Valor Econômico – National Edition, in the issues dated March 29, 2018, page C9; March 30 and 31, 2018 and April 1st and 2nd, 2018, page C3; and April 3, 2018, page B9, pursuant to the Head and Paragraph 1 of Article 124 of Law No. 6,404/76.

3.1. All documents and information in connection with the Agenda were made available to the shareholders on March 29, 2018, pursuant to Article 133 of the Brazilian Law of Corporations and CVM Instruction No. 481/09 (“CVM Instruction 481”).

3.2. On March 28, 2018, the Company disclosed a Material Fact informing that, in light of the complexity of the impacts of the approval and ratification of the Judicial Reorganization Plan on the independent audit of the Company’s 2017 financial statements, and to the benefit of quality and conformity of the accounting information, the Company would not disclose its 2017 financial statements on said date. The Company’s 2017 audited financial statements were disclosed on April 12, 2018, the date in which an extraordinary general meeting was called for May 14, 2018, with the following agenda (i) to review, discuss and vote the Management Report and the 2017 Financial Statements; and (ii) to resolve on the allocation proposal of the 2017 results.

4.         Attendance: Attending the Meeting in person at the Company’s headquarters or through remote voting, pursuant to the terms of the Sole Paragraph of Article 121, of the Brazilian Law of Corporations and of CVM Instruction 481, were shareholders representing 37.61% of the Company’s voting capital, as evidenced through (i) the signatures included in “Shareholders’ Book of Attendance” and (ii) the valid remote vote reports, received through the B3 S.A., Brasil, Bolsa, Balcão (“B3”) Escrow Center, the records office or directly by the Company, pursuant to CVM Instruction 481, as per the summary voting chart disclosed by the Company. Also in attendance, Messrs. José Mauro Mettrau Carneiro da Cunha, Chairman of the Company’s Board of Directors; Eurico Teles de Jesus Teles Neto, Chief Executive and Legal Officer; Carlos Augusto Machado Pereira de Almeida Brandão, Chief Financial and Investor Relations Officer; José Cláudio Moreira Gonçalves, Officer without special designation; Bernardo Kos Winik, Officer without special designation; Silvio Almeida, Financial Administrative Officer; Alexandre Rocha Sena, People and Management Officer; Arthur José Lavatori Correa, Corporate Legal Officer; Ricardo Reisen, member of the Board of Directors; Alvaro Bandeira, member of the Fiscal Council of the Company; José Luiz de Souza Gurgel, representative of KPMG Auditores Associados; and Esmir de Oliveira, representative of BDO Brasil. Also participated in the meeting Messrs. Marcelo Lucena and Paulo Vinícius, employees of the National Agency of Telecommunications (Agência Nacional de Telecomunicações) (“ANATEL”).

5.         Presiding Board: Once the legal quorum was certified, and pursuant to the terms of Article 16 of the Company’s Bylaws, the Meeting was opened by Mr. José Mauro Mettrau Carneiro da Cunha, and acting as Chairman of the Meeting Mr. José Mauro Mettrau da Cunha, whom appointed as secretary Mr. Luiz Antonio de Sampaio Campos and, as second secretary, Mr. Rafael Padilha Calábria.

This page is an integral part of the Minutes of the Ordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on April 30, 2018, at 11:00 a.m..

6.         Resolutions: After the reading of the consolidated summary voting chart including the votes cast through remote vote reports, considering the most recent shareholdings included in the Company’s book, which was available for consultation by the attending shareholders, pursuant to Paragraph 4 of Article 21-W of CVM Instruction 481, the Chairman clarified that the preferred shares have a right to vote on the on the matters to be resolved by the Meeting, pursuant to Paragraph 3, of Article 13 of the Company’s Bylaws and Paragraph 1 of Article 111 of the Brazilian Corporations Law. The Chairman noted that, on March 7, 2018 a judgement was issued by the 7th Corporate Court of the Capital of the Rio de Janeiro State, under the Judicial Reorganization proceeding of Oi S.A. – In Judicial Reorganization (“Oi” or “Company”) (Proceeding No. 0203711-65.2016.8.19.0001), whereby the suspension of the political rights of the shareholders subscribing the minutes of the Extraordinary General Meeting held on February 7, 2018 – with the exception of those who abstained from voting —was ordered and noted that none of the shareholders included  in the aforementioned judgement were present at this Meeting. Subsequent to this, the drawing up of minutes in summary form and the publication without the signatures was approved by the majority of those present, pursuant to Paragraph 1 of Article 20 of the Company’s Bylaws, and the contrary oral statement by the shareholder BNDES PARTICIPAÇÕES S.A. – BNDESPAR was entered into the minutes.

6.1.      With reference to Item i of the Agenda, after the discussion of the matter and the provision of the requested clarification, the management accounts for the period ended December 31, 2017 were approved by 167,532,161 votes in favor, representing 96.87% of the valid votes, with 5,411,215 votes opposed and the express abstention by holders of 83,321,231 shares with voting rights, all of which were entered into the minutes. Shareholder BNDESPAR approved this matter with reservations.

6.2.      With respect to item ii  of the Agenda, the shareholders, by a vote of 113,044,655 in favor, representing 65.22% of the valid votes; 60,284,232 votes opposed and the abstention of holders of 82,935,720 shares, resolved to approve the Management proposal to set the global annual compensation budget for the Management and the Fiscal Council for the next fiscal year, with the inclusion of amounts representing social charges charged to the employer, as follows: (iii.1) an annual global budget for the Company’s Board of Directors, in the amount of up to R$6,862,372.00 (six million, eight hundred sixty-two thousand, three hundred seventy-two Brazilian Reais); (iii.2) an annual global budget for the Company’s Executive Officers, in the amount of up to R$74,613,664.00 (seventy-four million, six-hundred thirteen thousand, six hundred sixty-four Brazilian Reais); and (iii.3) an annual global budget for the Fiscal Council, in the minimum amount established in Paragraph 3 of Article 162 of the Brazilian Corporations Law.

This page is an integral part of the Minutes of the Ordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on April 30, 2018, at 11:00 a.m..

6.3.      With reference to item iii of the Agenda, the shareholders, due to the statement by the Superintendence of Corporate Relations – SEP of the Brazilian Securities and Exchange Commission in response to the shareholder consultation with respect to the possibility of a separate vote for the Fiscal Council by titular shareholders of preferred shares and the request for a separate vote submitted by shareholder Tempo Capital Principal Share Investment Fund based on the provisions of Article 161, Paragraph 4, Letter “A” of Law 6406/76,  approved the election, via separate vote, with preferred shares in favor and no registerd votes opposed, of the following member and respective alterante for the Fiscal Council, with a mandate until the Ordinary General Shareholders’ Meeting in 2019: Ms. Domenica Eisensteinm, Brazilian, single, manager, bearer of Identity Card (IFP/RJ) No. 111310256, and enrolled with the tax authority under CPF/MF No. 090.448.297-93, with an address at Rua do Carmo, No. 8, Room 502, Rio de Janeiro – RJ, as effective member, with Mr. Mauricio Rocha Alves de Carvalho, Brazilian, married, engineer, bearer of Identity Card No. 62.926.342-5, and enrolled with the tax authority under CPF/MF No. 709.925.507-00, with an address at Rua Canário, No. 515, apt. 41, São Paulo – SP, as alternate member. The Chairman registered the receipt of the resumes of the Members hereby elected as well as other pertinent documentation. Following the election, by a vote of 173,149,540 votes in favor, representing 99.92% of the a valid votes; 145,873 votes in opposition and the abstention of holders of 77,476,739 shares, the following members and respective alternates for the Fiscal Council, with a mandate until the Ordinary General Shareholders Meeting to be held in 2019, were approved: (1) as effective member, Mr. Pedro Wagner Pereira Coelho, Brazilian, married, manager, bearer of Identity Card (SSP/SP) No. 54.440.419-1, and enrolled with the tax authority under CPF/MF No. 258.318.957-34, with a commercial address at Professor Alexandre Correia, 219 – apt 51, Vila Gertrudes, São Paulo - SP, CEP 05657-230, with  alternate member Mr. Piero Carbone, Brazilian, married, accountant, bearer of Identity Card (IFP) No. 3921778 and enrolled with the tax authority under CPF/MF No. 528.280.477-49, with an address at Estrada do Pontal 6,500, block 1, apt. 301, Recreio dos Bandeirantes, Rio de Janeiro – RJ; (2) as effective member, Mr. Álvaro Bandeira, Brazilian, divorced, economist, bearer of Identity Card (CNH) No. 0012211905, and enrolled with the tax authority  under CPF/MF No. 266.839.707-34, with a commercial address at Praia de Botafogo, 501, sixth floor, Pão de Açúcar tower, Rio de Janeiro – RJ, CEP: 22250-040, with alternate member Mr. Wiliam da Cruz Leal, Brazilian, divorced, consultant, bearer of Identity Card No. 13.184.281-7, and enrolled with the tax authority under CPF/MF No. 245.579.516-00, with a commercial address at Estrada de Camorim, 205 / Block 6 / Apt. 208, Jacarepaguá,  Rio de Janeiro – RJ, (3) as effective member, Ms. Daniela Maluf Pfeiffer, Brazilian, divorced, manager, bearer of Identity Card (Detran-RJ) No. 08046911-7, and enrolled with the tax authority under CPF/MF No. 018.613.777-03, with a residential address at Av. Alda Garrido, 408/apt. 102, Barra da Tijuca, Rio de Janeiro – RJ, with alternate member Ms. Elvira Baracuhy Cavalcanti Presta, Brazilian, married, manager, bearer of Identity Card No. 2.130.511, issued by the Social Defense Secretary, and enrolled with the tax authority under CPF/MF No. 590.604.504-00, with a residential address at Rua Vinícius de Moraes, 280/201, Ipanema, Rio de Janeiro – RJ. It was declared that none of the elected persons were under legal restrictions or impediments which could prevent them from assuming their role.

This page is an integral part of the Minutes of the Ordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on April 30, 2018, at 11:00 a.m..

7.         Contrary Votes, Protests and Abstentions: The contrary votes, votes opposed and abstentions were received and entered into the minutes by the Presiding Board and will remain archived at the Company.

8.         Closing: With nothing more to discuss, the Meeting was adjourned and these minutes were drafted. After being read, the minutes were approved by the shareholder representing the necessary quorum for approval of the resolutions adopted herein. Signatures: José Mauro Mettrau Carneiro da Cunha – Chairman of the Meeting; Luiz Antonio de Sampaio Campos – Secretary of the Meeting; Rafael Padilha Calábria – Second Secretary of the Meeting; Shareholders: THE BANK OF NEW YORK ADR DEPARTMENT (represented by Luciana Pontes de Mendonça Ikeda); DIOGO HENRIQUE MARCATTI GONCALVES; BNDES PARTICIPAÇÕES S.A. – BNDESPAR (represented by Mariana Weguelin / Priscila Valle Costa de Oliveira/Frederico Costa Carvalho); FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL (represented by Carlos Costa da Silveira); WILIAM DA CRUZ LEAL; TEMPO CAPITAL PRICIPAL FUNDO DE INVESTIMENTO (represented by Guilherme de Mello Franco Faoro); JOANA GOMES BAPTISTA BONTEMPO; JOSE AUGUSTO DA GAMA FIGUEIRA; MANUEL JEREMIAS LEITE CALDAS (represented by Rafael Zinato Moreira/Pedro Argente Bayardino); HELOISA TEIXEIRA MAGALHAES; MARCELO MOLLICA JOURDAN; LUIZ ANTONIO DE SAMPAIO CAMPOS; RAFAEL PADILHA CALABRIA; FELIPE GUIMARÃES ROSA BOM; CLARISSE MELLO MACHADO SCHLIECKMANN; EDUARDO BULHÕES DA MOTTA VEIGA; FLÁVIA JOCHEM RIBEIRO CALAZANS BARONI; BRUNO MASSENA CERQUEIRA COSTA; THAMIRES DA CAS GRANDE GUERRA; ANA TEREZA BASÍLIO; GUIDO FEROLLA; JOÃO FRANCISCO NETO; JOSÉ ROBERTO DE ALBUQUERQUE SAMPAIO; LUIZ FÁBIO NEDER; NELIO ROBERTO SEIDI MACHADO; PAULO PENALVA SANTOS. Remote voting: LEGAL AND GENERAL ASSURANCE PENSIONS MNG LTD; PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND; FORD MOTOR CO DEFINED BENEF MASTER TRUST; FORD MOTOR COMPANY OF CANADA, L PENSION TRUST; CREDIT SUISSE SECURITIES(EUROPE) LIMITED; SPDR S&P EMERGING MARKETS SMALL CAP ETF; MARKET VECTORS BRAZIL SMALL-CAP ETF; CORNERSTONE ADVISORS GLOBAL PUBLIC EQUITY FUND; EMERGING MARKETS EQUITY FUND S OF M P F WORLD FUND; ADVANCED SERIES TRUST - AST GOLDMAN SACHS MULTI-AS; PIMCO TACTICAL OPPORTUNITIES MASTER FUND LTD.; AXA IM GLOBAL EMERGING MARKETS SMALL CAP FUND, LLC; PEWTER IBIS L.L.C.; GOLDENTREE ASSET MANAGEMENT LUX S.A.R.L.; FIRST TRUST RIVERFRONT DYNAMIC EMERGING MARKETS ET; SILVER POINT LUXEMBOURG PLATFORM S.A.R.L.; JGP EQUITY EXPLORER MASTER FIA; JGP EQUITY EXPLORER MASTER FIM; JGP LONG ONLY INSTITUCIONAL FIA; JGP LONG ONLY MASTER FUNDO

This page is an integral part of the Minutes of the Ordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on April 30, 2018, at 11:00 a.m..

DE INVESTIMENTO EM ACOE; JGP WM OPT MASTER FIM IE CREDITO PRIVADO; JGP STRATEGY MASTER FIM; JGP MAX MASTER FIM; JGP HEDGE MASTER FIM; HAMBURGO FUNDO DE INVESTIMENTO MULTIMERCADO CREDIT; FIM SANTA CRISTINA INVESTIMENTO NO EXTERIOR CRED. PRIV; ITCA MULTIMERCADO CREDITO PRIVADO - FUNDO DE INVES; FIA PREVIDENCIARIO IGUACU FC; OURO BRANCO MULTIMERCADO CREDITO PRIVADO - F DE IN; JGP LONG ONLY INSTITUCIONAL 60 FIA; GERDAU PREVIDENCIA FUNDO DE INVESTIMENTO EM ACOES; FIA SABESPREV JGP INSTITUCIONAL BDR NIVEL I; FIA GRUMARI.

This page is an integral part of the Minutes of the Ordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on April 30, 2018, at 11:00 a.m..

I hereby certify that this is a copy of the original version taken from the appropriate book of records.

Rio de Janeiro, April 30, 2018.

Rafael Padilha Calábria

Second Secretary of the Meeting

This page is an integral part of the Minutes of the Ordinary General Shareholders’ Meeting of Oi S.A. – In Judicial Reorganization, held on April 30, 2018, at 11:00 a.m..